EXHIBIT 10.1
EMPLOYMENT AGREEMENT
AMENDMENT NO. 3
     The EMPLOYMENT AGREEMENT entered into by and between Apollo Group, Inc. (the “Company”) and Joseph L. D’Amico (the “Executive”), effective June 15, 2007 and as subsequently amended, effective as of June 15, 2007 and October 31, 2008 (the “Agreement”), is hereby further amended effective as of February 23, 2009, as follows:
     1. Section 6(a) of the Agreement is hereby amended in its entirety to read as follows:
     (a) Expenses. Subject to applicable Company policies, including (without limitation) the timely submission of appropriate documentation and expense reports, the Executive will be entitled to receive prompt reimbursement of all expenses reasonably incurred by him in connection with the performance of his duties hereunder or for promoting, pursuing or otherwise furthering the business or interests of the Company, including (without limitation) round trip first class airfare to accommodate Executive’s travel to and from Phoenix, Arizona. Accordingly, the Executive shall submit appropriate evidence of each such expense within sixty (60) days after the later of (i) his incurrence of that expense or (ii) his receipt of the invoice or billing statement for such expense, and the Company shall provide the Executive with the requisite reimbursement within ten (10) business days thereafter; provided, however, that (i) no expense shall be reimbursed later than the close of the calendar year following the calendar year in which that expense is incurred, (ii) the amounts eligible for reimbursement in any one calendar year shall not affect the amounts reimbursable in any other calendar year and (iii) the right to such reimbursement may not be liquidated or exchanged for any other benefit. In addition, and not in limitation of the foregoing, the Company shall provide the Executive with a monthly stipend of $2,500 during the term of this Agreement for the duplicative living expenses incurred by the Executive at his minor post of duty location, including housing, mortgage costs, real estate taxes, utility costs and other expenses related to his residence at such location, food and other similar expenses. Such stipend shall be the only reimbursement to which Executive shall be entitled for such duplicative living expenses, including housing, food and other similar expenses, incurred by Executive at his minor post of duty location. Such stipend shall be the only reimbursement to which Executive shall be entitled for such duplicative living expenses. The stipend for each such month shall be paid in one or more installments during the period beginning with the first day of that month and ending no later than five (5) business days after the end of that month. Other reasonable travel, housing and food expenses incurred by Executive while traveling temporarily away from his tax home on business (other than the expenses subject to his monthly stipend) will also be eligible for reimbursement in accordance with the Company’s standard business expense reimbursement policy and the foregoing documentation and reimbursement timing provisions.
     2. Except as modified hereby, all the terms and provisions of the Agreement shall continue in full force and effect.

     IN WITNESS WHEREOF, Apollo Group, Inc. has caused this Amendment to be executed on its behalf by its duly-authorized officer on the date indicated below, and the Executive has executed this Amendment on the date indicated below.

JOSEPH L. D’AMICO	APOLLO GROUP, INC.

/s/ Joseph L. D’Amico	By: /s/ Charles B. Edelstein

Dated: March 31, 2009	Title: Chief Executive Officer

Dated: March 31, 2009

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